Exhibit 23(a)

INDEPENDENT AUDITORS' REPORT

Vulcan Materials Company:

We consent to the incorporation by reference in Registration Statement No. 33-24051 of Vulcan Materials Company on Form S-8 of our report dated February 4, 2000, appearing in and incorporated by reference in the Annual Report on Form 10-K of Vulcan Materials Company for the year ended December 31, 1999, and our report dated June 22, 2000, appearing in the Annual Report on Form 10-K/A of Vulcan Materials Company of the Vulcan Materials Company Construction Materials Division Hourly Employees Savings Plan for the year ended December 31, 1999.

DELOITTE & TOUCHE LLP

Birmingham, Alabama
June 27, 2000